Exhibit 10.9

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

This document describes the compensation to be provided to the non-employee directors of Northern Technologies International Corporation (the “Company”). This program was most recently approved by the Board of Directors of the Company on August 31, 2018.

Cash Compensation

The Company’s non-employee director cash compensation consists of annual cash retainers, to be paid to each non-employee director and an additional annual cash retainer to be paid to the Chairman of the Board and each Chair and member of a Board committee, and per meeting fees.

The following table sets forth the annual cash retainers to be paid to each non-employee director and the additional annual cash retainer to be paid to the Chairman of the Board and each Chair and member of a Board committee:

Description	Annual Cash Retainer
Non-Employee Director	$ 25,000
Chairman of the Board	15,000
Audit Committee Chair	5,000
Audit Committee Member (including Chair)	4,500
Compensation Committee Chair	4,000
Compensation Committee Member (including Chair)	3,000
Nominating and Corporate Governance Committee Chair	2,000
Nominating and Corporate Governance Committee Member (including Chair)	3,000

The annual cash retainers will be paid on a quarterly basis in arrears within 30 days of the end of each calendar quarter. For example, the retainers for the first calendar quarter covering the period from January 1 through March 31 will be paid within 30 days of March 31.

Each of non-employee director also will receive $1,000 for each Board, Board committee and strategy review meeting attended. No director, however, will earn more than $1,000 per day in Board, Board committee and strategy review meeting fees.

Equity-Based Compensation

Annual Option Grants. Each non-employee director, other than a director who will not stand for re-election at the next annual meeting of stockholders, will be automatically granted a ten-year non-qualified option to purchase $50,000 in shares of our common stock on the first day of each fiscal year in consideration for his or her service as a director of NTIC and the Chairman of the Board will be automatically granted an additional ten-year non-qualified option to purchase $10,000 in shares of our common stock on the first day of each fiscal year in consideration for his or her services as Chairman.

Initial Option Grants. Each new non-employee director will be automatically granted a ten-year non-qualified option to purchase a pro rata portion of $50,000 shares of our common stock calculated by dividing the number of months remaining in the fiscal year at the time of election or appointment by 12 on the date the director is first elected or appointed as a director of NTIC.

The number of shares of common stock underlying the options will be determined based on the grant date fair value of the options. Each option will become exercisable in full on the one-year anniversary of the grant date. The exercise price of such options will be equal to the fair market value of a share of our common stock on the grant date.

Expense Reimbursement

All non-employee directors are reimbursed for travel expenses for attending meetings and other miscellaneous out-of-pocket expenses incurred in performing their Board functions.